Exhibit 5.2

September 26, 2018

DXC TECHNOLOGY COMPANY

1775 Tysons Boulevard

Tysons, Virginia 22102

Re:    DXC Technology Company – 1.750% Senior Notes Due 2026

Ladies and Gentlemen:

We have acted as special Nevada counsel to DXC Technology Company, a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of its 1.750% Senior Notes due 2026, in the aggregate principal amount of €650,000,000.00 (the “Notes”). The Notes are to be issued pursuant to an indenture, dated as of March 27, 2017 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), to be supplemented by a seventh supplemental indenture thereto (the “Supplemental Indenture,” and together with the Original Indenture and such further amendments or supplements as may be adopted from time to time, the “Indenture”). The offer and sale of the Notes have been registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-219941) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 14, 2017, under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by (i) a Preliminary Prospectus Supplement of the Company dated September 10, 2018 (the “Preliminary Prospectus Supplement”) and (ii) a Free Writing Prospectus dated September 19, 2018 and a Final Prospectus Supplement dated September 19, 2018 relating to the Securities (the “Prospectus Supplement,” and together with the Registration Statement and the Preliminary Prospectus Supplement, the “Disclosure Package”). The Company has entered into an Underwriting Agreement dated as of September 19, 2018, among the Company and the Underwriters listed on Schedule A thereto (the “Underwriting Agreement”), relating to the sale of the Notes. Capitalized terms not defined herein shall have such meaning as set forth in the Underwriting Agreement.

We have examined executed originals or copies of the following documents:

A.	The Underwriting Agreement;

B.	a specimen form of Notes;

DXC Technology Company

September 26, 2018

C.	the Indenture;

D.	a certificate, dated September 26, 2018, from an Officer of the Company as to certain factual matters, including, the incumbency of the officers of the Company (the “Officer’s Certificate”);

E.	Articles of Incorporation of the Company as filed with the Nevada Secretary of State’s Office on March 31, 2017, to be effective April 1, 2017;

F.	A copy of the Bylaws of the Company effective March 15, 2018;

G.	Certificate of Good Standing for the Company issued by the Nevada Secretary of State on September 25, 2018;

H.	The Registration Statement;

I.	The Preliminary Prospectus Supplement;

J.	The Prospectus Supplement;

K.

Resolutions of the board of directors of the Company dated August 10, 2017, authorizing and approving the Registration Statement, the issuance and sale of the securities described in the Registration Statement;

L.

Resolutions of the board of directors of the Company dated February 16, 2018, authorizing and approving the Prospectus, the issuance and sale of the securities described in the Prospectus Supplement, and designating the Pricing Committee

M.	Resolutions of the Pricing Committee of the Company, dated September 19, 2018, approving certain pricing terms of the Notes, and matters related thereto; and

N.

Officers’ Certificate pursuant to the Indenture of Neil A. Manna, Principal Accounting Officer, Senior Vice President and Controller of the Company, and H.C. Charles Diao, Senior Vice President and Treasurer of the Company, dated September 26, 2018, establishing the Notes as a Series of Securities to be issued under the Indenture with the terms and characteristics as described therein.

The documents and agreements set forth in paragraphs A through C are collectively referred to herein as the “Transaction Documents.”

We have examined and relied upon such other instruments and documents and taken such other and further actions as we have deemed necessary or appropriate for the opinions expressed herein. We have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the accuracy, completeness and authenticity of all documents and records submitted to us as originals and the conformity with the originals of all documents and records submitted to us as certified,

DXC Technology Company

September 26, 2018

conformed or photostatic copies and (iii) the truth, accuracy and completeness of the factual matters contained in the representations and warranties set forth in the Transaction Documents. For purposes of our review of such matters set forth in Paragraphs E, F, K, L, and M above, and as a qualification and limitation to the opinions set forth herein, we have, with your consent, relied solely upon communications and affirmations from and on behalf of the Company providing that there have been no changes, amendments or alterations to the documents referenced in such paragraphs which would negate the opinions set forth herein.

We note that the Notes and the Indenture provide that they shall be governed by and construed in accordance with the laws of the State of New York. Accordingly, we assume that the Notes and the Indenture are enforceable under the laws of the State of New York.

Based on the foregoing examinations and assumptions, and subject to the qualifications and limitations contained herein it is our opinion that as of the date hereof:

1.	The Company has been duly incorporated, is validly existing and, based solely on the good standing certificate, in good standing under the laws of the State of Nevada.

2.	The Underwriting Agreement, the Supplemental Indenture, and the Notes have been authorized by all necessary corporate action on the part of the Company.

3.

When the Supplemental Indenture has been duly executed and delivered in accordance with the Base Indenture against receipt of consideration therefor, the Indenture will constitute the binding obligations of the Company, to the extent Nevada law governs such issues.

4.

When the Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of consideration therefor, the Notes will constitute binding obligations of the Company, to the extent Nevada law governs such issues.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Nevada. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

DXC Technology Company

September 26, 2018

This opinion letter is being furnished in connection with the Notes pursuant to the registration requirements of the Securities Act. We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WOODBURN AND WEDGE

By:	/s/ Shawn G. Pearson
Shawn G. Pearson